Exhibit 99.2

Bill.com to Acquire Divvy, a Leader in Spend Management for SMBs

Extends platform for customers to manage all B2B spend in one place

Significantly expands addressable market opportunity

SAN JOSE, CALIF. -- May 6, 2021 - Bill.com (NYSE:BILL), a leading provider of cloud-based software that simplifies, digitizes, and automates complex back-office financial operations for small and midsize businesses (SMBs), announced today it has entered into a definitive agreement to acquire Divvy in a stock and cash transaction valued at approximately $2.5 billion. Divvy is a leader in spend management that modernizes finance for business by combining expense management software and smart corporate cards into a single platform.

The acquisition supports Bill.com’s mission and enhances our ability to deliver value to the combined customer base. Bill.com’s expanded solution will enable businesses to automatically manage accounts payable, accounts receivable, and corporate card spend all in one place, saving them valuable time and money. With real-time insight into all their B2B spending and access to multiple payment solutions, businesses will be empowered to spend smarter, better manage their budgets and cash flow, and simplify their back-office financial operations.

“Since founding Bill.com, I have been driven by the desire to build solutions that make a real difference for small and mid-sized businesses. Customers have been asking us to help them with their spend management, and I am excited that together with Divvy, we can deliver on that ask, furthering our vision to transform SMB financial operations. Our expanded platform will provide more automation and real-time information to SMBs, enabling them to make more informed decisions,” said René Lacerte, Bill.com CEO and Founder. “We are excited to work with the talented Divvy team. We have a shared passion for helping SMBs succeed and both companies are driving our customers’ digital transformations. Together, we can further empower SMBs to transition quickly and easily.”

The combination will expand the market opportunity for both companies. Bill.com can offer expense management and budgeting software combined with smart corporate cards to its more-than 115,000 customer base and its network of 2.5 million members. Divvy will be able to offer automated payable, receivables, and workflow capabilities to the more-than 7,500 monthly active SMBs that it serves.

“We are excited to be joining forces with Bill.com to help SMBs grow and thrive by modernizing and transforming their financial operations,” said Blake Murray, Divvy CEO and Co-Founder. “At Divvy, our customers are our true north, and they always have been. As we listened to our customers, we heard them ask for a comprehensive payments platform so that they don’t have to use multiple software systems to manage their finances. Today I’m proud that Divvy is joining Bill.com to bring the one-stop-shop platform that our customers and the market have been asking for.”

Details Regarding the Proposed Acquisition

The transaction has been approved by the Boards of Directors of both Divvy and Bill.com. The deal is expected to close by the end of Bill.com’s first fiscal quarter ending September 30, 2021, and is subject to receipt of regulatory approvals and other customary closing conditions.

Bill.com will acquire Divvy for approximately $625 million in cash and $1.875 billion of Bill.com Common Stock, subject to customary adjustments for transactions of this nature.

An investor presentation about the transaction is available on our investor relations website at http://investor.bill.com. Additional details and information about the terms and conditions of the acquisition will be available in a current report on Form 8-K to be filed by Bill.com with the Securities and Exchange Commission.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Bill.com and Fenwick & West LLP is acting as legal counsel to Bill.com. Financial Technology Partners (FT Partners) is serving as exclusive strategic and financial advisor to Divvy and Morrison & Foerster LLP are acting as legal counsel to Divvy.

Conference Call Information

Bill.com and Divvy executives will discuss the details of this transaction during Bill.com’s fiscal third quarter earnings webcast today, May 6, 2021, at 1:30 p.m. Pacific Time. The live webcast and a replay of the webcast will be available at the investor relations section of Bill.com’s website: http://investor.bill.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Bill.com’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions, risks related to the ability of the parties to satisfy the closing conditions in a timely fashion or at all, and risks related to the integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Bill.com disclaims any obligation to update these forward-looking statements.

About Bill.com

Bill.com is a leading provider of cloud-based software that simplifies, digitizes, and automates complex, back-office financial operations for small and midsize businesses. Customers use the Bill.com platform to manage end-to-end financial workflows and to process payments. The Bill.com AI-enabled, financial software platform creates connections between businesses and their suppliers and clients. It helps manage cash inflows and outflow. The company partners with several of the largest U.S. financial institutions, the majority of the top 100 U.S. accounting firms, and popular accounting software providers. Bill.com has offices in San Jose, California and Houston, Texas. For more information visit www.bill.com.

About Divvy

Divvy modernizes finance for business by combining expense management software and smart corporate cards into a single platform. With Divvy, finance leaders get real-time visibility into their company spend and flexible controls that prevent teams from ever going over budget. By providing the capital and financial software they need, Divvy helps businesses in every industry to thrive. Divvy is headquartered in Draper, Utah. For more information visit https://getdivvy.com.

Source: Bill.com

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Press Contact:

Oriana Branon

obranon@hq.bill.com

619-997-0299